Exhibit 23(d)(xxi)(b)
AMENDMENT TO SUB-ADVISORY AGREEMENT
STANDISH MELLON ASSET MANAGEMENT COMPANY LLC
This Amendment to the Agreement between WT MUTUAL FUND (the “Fund”), RODNEY SQUARE MANAGEMENT CORPORATION (the “Adviser”) and STANDISH MELLON ASSET MANAGEMENT COMPANY LLC (the “Sub-Adviser”) dated May 16, 2006 (the “Sub-Advisory Agreement”) is made as of August 16, 2007.
WHEREAS, pursuant to the Sub-Advisory Agreement, the Fund and Adviser appointed the Sub-Adviser as a portfolio manager with respect to assets of the Wilmington Multi-Manager Real Asset Fund (the “Portfolio”), as assigned by the Adviser; and
WHEREAS, the Sub-Adviser has managed the portion of the Portfolio’s assets allocated by the Adviser (“Portfolio Account”) to investment in Treasury Inflation-Protected Securities (“TIPS”) and has received a sub-advisory fee for providing the service, as determined in accordance with Schedule C of the Agreement; and
WHEREAS, the Fund and Adviser desire that the Sub-Adviser manage an additional portion of the Portfolio’s assets in accordance with its “Short Term Investment Fund Plus Strategy” and the Sub-Adviser desires to receive compensation for providing this service; and
WHEREAS, the Sub-Advisory Agreement provides that it may be amended by written agreement among the Fund, the Adviser and the Sub-Adviser, subject to approval by the Board of Trustees of the Fund (the “Trustees”); and
WHEREAS, at a meeting of the Trustees held on August 16, 2007, the Trustees approved this amendment of the Sub-Advisory Agreement. In all other respects, the Sub-Advisory Agreement remains unchanged.
NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, the Fund, Adviser and Sub-Adviser agree to amend the Sub-Advisory Agreement as follows:
     1. The Adviser and Fund hereby appoint and employ the Sub-Adviser as a portfolio manager of an additional sub-account of the Portfolio Account, to be managed by Sub-Adviser pursuant to its “Short-Term Investment Fund Plus Strategy”, in accordance with the terms and conditions set forth in the Sub-Advisory Agreement;
     2. Schedule C of the Sub-Advisory Agreement (the “Fee Schedule”) is hereby amended to include the fee payable to the Sub-Adviser in accordance with Section 10 of the Sub-Advisory Agreement for providing the services described herein.
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Sub-Advisory Agreement to be executed, as of the 16th day of August, 2007.

WT MUTUAL FUND, on behalf of the
Wilmington Multi-Manager Real Asset Fund
By:
Name:
Title:
RODNEY SQUARE MANAGEMENT CORPORATION
By:
Name:
Title:
STANDISH MELLON ASSET MANAGEMENT COMPANY LLC
By:
Name:
Title:

SCHEDULE C
AMENDED FEE SCHEDULE
For the services to be provided to the Portfolio pursuant to the Sub-Advisory Agreement, as amended on August 16, 2007, the Fund shall pay the Sub-Adviser out of the assets of the Portfolio, as follows:
TIPS Sub-account
0.08% on the first $25 million of assets;
0.04% on the next $25 million of assets;
0.02% on assets over $50 million.
Short-Term Investment Fund Plus Sub-account
0.08% on assets
The fee shall be payable monthly as soon as practicable after the last day of each month based upon the average daily net assets of each Sub-Account of the Portfolio Account and similarly managed accounts of clients of the Adviser or any of the Adviser’s affiliates.
Dated: August 16, 2007